AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Merger Agreement”) between Securitas Edgar Filings, LLC, a Florida limited liability company (“Securitas”) formed on October 31, 2005, and Securitas Edgar Filings, Inc. (“Mergco”), a Nevada corporation formed on November 17, 2006.

WITNESSETH:

WHEREAS, Securitas is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida with 1 member (the “Member”) holding 100% of the membership interests (the “Membership Interests”);

WHEREAS, Securitas has no options or warrants issued and outstanding;

WHEREAS, Mergco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with authorized capital stock consisting of 50,000,000 million shares of common stock, $.001 par value per share;

WHEREAS, Mergco has no options or warrants issued and outstanding;

WHEREAS, the member representing a majority of the membership interests of Securitas (the “Majority Member”) have determined that, for purposes of effecting a change of the Company’s classification from a limited liability company to a corporation and a change of the jurisdiction in which the Company is organized from Florida to Nevada, it is advisable and in the best interests of Securitas and the Majority Member of Securitas for Securitas to merge with and into Mergco upon the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Mergco has authorized and approved the merger of Securitas with and into Mergco subject to and upon the terms and conditions of this Merger Agreement, and has approved the terms of this Merger Agreement and directed that it be executed by the undersigned officer and with the recommendation of the Board of Directors of Mergco submitted to the stockholder of Mergco for his approval;

WHEREAS, the Majority Member of Securitas and the stockholder of Mergco have approved the merger and the Merger Agreement; and

WHEREAS, it is the intention of Securitas and Mergco that the merger be a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

Section 1.1. Merger of Securitas into Mergco. At the Effective Time (as defined in Section 2.1), Securitas shall merge with and into Mergco (“Merger”) in accordance with the Florida Statutes, Florida Limited Liability Company, pursuant to Chapter 608.438, (the “Florida Law”) and Title 7, Chapter 92A of the Nevada Revised Statutes of the State of Nevada (the “Nevada Law”).

The separate existence of Securitas shall thereupon cease and Mergco shall be the surviving corporation (hereinafter referred to as the “Surviving Corporation”) and shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Securitas and Mergco (together referred to as the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations, on whatever account, as well as for stock subscriptions and all other things in action or belonging to the Constituent Corporation, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they had been of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of the State of Nevada, in either of such Constituent Corporation shall not revert or be in any way impaired by reason of the Nevada Law; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thereafter attach to the Surviving Corporation and may be enforced against it to the same extent as if those debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Securitas, the Manager of Securitas and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Securitas. The requirements of any plans or agreements of Securitas involving the issuance or purchase by Securitas of certain membership interests shall be satisfied by the issuance or purchase of a like percentage of shares of the Surviving Corporation.

ARTICLE II.

EFFECTIVE TIME; EFFECT OF MERGER

Section 2.1. Effective Time. The Merger shall become effective on the date the Certificate of Merger is filed by with the Florida Department of State or the date Articles of Merger are filed with the Secretary of State of the State of Nevada, whichever filing occurs last (the “Effective Time”).

Section 2.2. Effects of the Merger. At the Effective Time, the Merger shall have the effects specified in the Florida Law, the Nevada Law and this Merger Agreement.

Section 2.3. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Mergco, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 2.4. Directors and Officers. At the Effective Time, the directors and the officers of Mergco in office at the Effective Time shall retain their positions as the directors and officers of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation and the Nevada law, until his or her successor is duly elected or appointed and shall qualify, or until his or her earlier death, incompetence or removal.

Section 2.5. Change of Name. At the Effective Time, the name set forth in Paragraph 1, Name of Corporation, of the Mergco’s Articles of Incorporation, shall be the name of the Surviving Corporation.

ARTICLE III.

CONVERSION AND EXCHANGE OF STOCK

Section 3.1. Conversion.  At the Effective Time, each Membership Interest as a percentage of the total issued and outstanding Membership Interests immediately prior to the Effective Time shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into an equivalent percentage of a total of 8,181,503 shares of Nevada Common Stock as provided set forth in Exhibit A attached hereto.

Section 3.2. Exchange of Certificates. At the Effective Time, stock certificates representing Membership Interests will automatically represent an equivalent percentage of a total of 8,181,503 shares of Nevada Common Stock. At any time after the Effective Time, the holders of Membership Interests represented by certificates issued prior to the Effective Time, will be entitled, upon request, and surrender of such certificates, to the Surviving Corporation, to receive in exchange therefor a new stock certificate evidencing ownership of the number of shares of Nevada Common Stock determined in accordance with this Article III and set forth in Exhibit A attached hereto. If any new certificate is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate or other writing so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Nevada Common Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or shall establish to the satisfaction of the transfer agent that such tax has been paid or is not payable.

ARTICLE IV.

MISCELLANEOUS

Section 4.1. Amendment. This Merger Agreement may be amended, modified or supplemented, in whole or in part, at any time prior to the Effective Time with the mutual consent of the Majority Member of Securitas and the Board of Directors of Mergco to the full extent permitted under applicable law.

Section 4.2. Abandonment; Postponement. At any time prior to the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Majority Member of Securitas or the Board of Directors of Mergco, or the consummation of the Merger may be postponed for a reasonable period of time, without any action of the Majority Member of Securitas or stockholders of Mergco, notwithstanding the approval of this Merger Agreement by the Majority Member of Securitas or Board of Directors of Mergco.

Section 4.3. Further Assurances. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider that any assignments, transfers, deeds or other assurances in law are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of Securitas, Securitas and its Member shall execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation, and the officers and directors of the Surviving Corporation are fully authorized in the name of Securitas or otherwise to take any and all such action.

Section 4.4. Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 4.5. Governing Law. This Merger Agreement shall be construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of laws of such State.

Section 4.6. Agent for Service of Process. The Surviving Corporation appoints the Florida Secretary of State as its agent for service of process in a proceeding to enforce obligations of the limited liability company that merged into such entity, including any appraisal rights of its members. The Surviving Corporation agrees to pay to any Securitas members with appraisal rights the amount to which such members are entitled.

Section 4.6. Notices. All communication hereunder shall be in writing and, sent by mail, or by facsimile.

If to Securitas to:

Securitas Edgar Filings, LLC

Empire State Building

350 5th Ave, Suite 3304

New York, NY 10118

If to Mergco to:

Securitas Edgar Filings, Inc.

Empire State Building

350 5th Ave, Suite 3304

New York, NY 10118

IN WITNESS WHEREOF, the parties to this Merger Agreement have executed this Merger Agreement on and as of the day first written above.

SECURITAS	MERGCO

Securitas Edgar Filings, LLC,	Securitas Edgar Filings, Inc.,
a Florida limited liability company	a Nevada corporation

By: /s/ Kwajo Sarfoh	By: /s/ Jeremy Pearman
Name: Kwajo M. Sarfoh	Name: Jeremy B. Pearman
Title: President	Title: CEO

EXHIBIT A

		Securitas Edgar Filings, Inc. – Post Merger
	Membership
Members	Interests	Shares	Percentage	Difference

Kwajo M. Sarfoh	100.00%	8,181,503	70.00%	30.00%

TOTAL	100.00%	8,181,503	70.00%	30.00%